Exhibit 99.1

SHAREHOLDER NEWS

FOR IMMEDIATE RELEASE

CONTACT: Rick Flynt

770-441-2051

IMMUCOR ANNOUNCES RECORD YEAR END AND FISCAL FOURTH

QUARTER RESULTS

NORCROSS, GA. (July 23, 2008) – Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal fourth quarter and year ended May 31, 2008.

“We are very pleased with our fiscal 2008 financial performance and the record results achieved for revenues, net income and earnings per share” said Dr. Gioacchino De Chirico, President and Chief Executive Officer. For the year ended May 31, 2008, revenues totaled $261.2 million, an increase of $37.5 million or 17% over the prior year, and net income was $71.5 million, an $11.4 million increase over the prior year. Diluted earnings per share totaled $1.00 on 71.1 million weighted average shares outstanding for the year ended May 31, 2008 as compared to diluted earnings per share of $0.85 on 70.7 million weighted average shares outstanding for the prior year.

Revenue for the fiscal fourth quarter was a record $68.6 million, up 12% from $61.1 million in the same period last year. Of the $7.5 million total increase in revenues, approximately $3.7 million came from price increases in the United States, approximately $0.3 million came from sales increases including instrument revenues outside the United States, and approximately $2.5 million of the increase is due to the effect of the change in the Euro, Japanese Yen and Canadian dollar exchange rates. Volume increases in the United States totaled $1.0 million as instrument increases of $3.0 million were partially offset by reagent decreases of $1.2 million and a decrease in collagen revenues of $0.8 million resulting from our previously announced decision to cease collagen production. Gross margin was 72.0% in the quarter compared to 73.7% in the prior year quarter. Gross margin in the fiscal 2008 quarter was negatively impacted by the higher number of instruments expensed in the period as compared to the prior year quarter.

Net income for the fourth quarter of fiscal 2008 was $18.3 million, up slightly from $18.2 million for the same quarter last year. Net income in the fiscal 2008 quarter was negatively impacted by approximately $0.7 million resulting from the reorganization of our sales and marketing resources in Europe. Diluted earnings per share totaled $0.26 on 71.1 million weighted average shares outstanding, as compared with $0.26 on 71.0 million weighted average shares outstanding for the same period last year.

Sales of instruments were $8.3 million in the fourth quarter of fiscal 2008, an 89% increase from $4.4 million in the fiscal 2007 fourth quarter. As of May 31, 2008, deferred instrument revenues, including deferred service revenues, totaled $24.2 million. The revenues on most instrument sales in the United States are recognized over the life of the underlying reagent contract, which is usually 5 years. However, we record the entire cost of sales on an instrument when our contractual obligations related to the sale of the instrument are completed.

Reagent gross margin was 79.7% during the fourth quarter of fiscal 2008 compared to 80.7% in the same period last year.

“We are very pleased with our quarterly financial results and the number of Echo orders received in North America, which once again exceeded our expectations” said Dr. Gioacchino De Chirico, President and Chief Executive Officer. “In the fourth quarter we received a total of 102 Echo orders, 89 in North America and another 13 Echo orders in the rest of the world. We also received orders for 12 Galileo in North America in the fourth quarter, and another 9 Galileo orders in the rest of the world for a total of 21 in the quarter.” Commenting further, Dr. De Chirico stated, “All-time highs were achieved in revenues, gross margin, and net income for the year ended May 31, 2008. Our strategies to grow our business and the execution of our plan continue to generate outstanding results.” As of May 31, 2008 the Company had received orders for a total of 583 Galileo instruments worldwide, including 322 in Europe, 257 in North America and 4 in Japan, and 537 of these instruments were generating reagent revenues, an increase of 21 in the quarter.”

Selected Highlights

•	Summary of Instrument Orders

	Q4 2008 Orders			Cumulative Orders (3)
Instrument	N.A. (1)	ROW(2)	Total
Echo	89	13	102	257
Galileo	12	9	21	583

(1)	N.A. – North America
(2)	ROW – all parts of the world other than North America.
(3)	Cumulative Orders – total orders received since the launch of the instrument.

•

Sales of traditional reagent products, i.e., products not using the Company’s patented Capture® technology, increased $1.3 million, or 3%, from $44.0 million in the fourth quarter of fiscal 2007 to $45.3 million in the fourth quarter of fiscal 2008. Sales of Capture products increased approximately $3.1 million to $15.0 million, a 26% increase over the prior year quarter.

•

For fiscal year 2008, sales of traditional reagent products were $179.1 million compared with $159.9 million in the prior year, an increase of 12%. Capture® product sales increased approximately $10.7 million to $53.4 million, an increase of 25% over the prior year.

•

The gross margin on traditional reagents was 77.4% for the fourth quarter of 2008, compared with 79.5% in the prior year quarter. The gross margin on Capture® products was 86.5% for the fiscal year 2008 quarter, compared with 85.1% in the prior year quarter.

•

Sales of instruments totaled $8.3 million in the fourth quarter of fiscal 2008 compared to $4.4 million in the fourth quarter of fiscal 2007, an increase of 89%. The gross margin on instruments, including the impact of the cost of providing service, was 16.0% for the fiscal year 2008 quarter, compared to 0.1% for the same quarter last year.

•

The effect on revenues of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $2.5 million for the fourth quarter of fiscal 2008 as compared to the prior year quarter. The effect on net income of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was a decrease of approximately $0.1 million in the quarter ended May 31, 2008 as compared to the prior year quarter.

•

Distribution expenses increased by $0.6 million in the fourth quarter of fiscal 2008 as compared to the prior year quarter. Distribution costs were impacted in the United States by $0.4 million due to higher shipping costs, higher salaries and benefits, higher depreciation, higher lab supplies, and higher rent and utilities.

•

Selling and marketing expenses increased by $2.5 million in the fourth quarter of fiscal 2008 as compared to the prior year quarter. Selling and marketing expenses were impacted primarily by an increase in severance costs in Europe of approximately $1.0 million, additional sales agents in Japan of $0.3 million, and costs associated with our new affiliate in France of $0.3 million.

•

General and administrative expenses increased by $1.2 million for the fourth quarter of fiscal 2008 as compared to the prior year quarter. General and administrative expenses in the United States were impacted by a $0.2 million increase in personnel costs, and a $0.3 million increase in legal costs. Our recent decision to set up a new French subsidiary increased general and administrative expenses by approximately $0.5 million. Partially offsetting these increases was a reduction in tax services of $0.2 million in the United States and a reduction in legal fees in Italy of approximately $0.2 million.

•	Research and development expenses decreased by $0.3 million in the fourth quarter of fiscal 2008 as compared to the prior year quarter due to lower consulting fees.

•

Overall, operating expenses increased by $1.3 million in the fourth quarter of fiscal 2008 as compared to the prior year fourth quarter as a result of the effect of the change in the Euro, Japanese Yen and Canadian dollar exchange rates.

•

Operations continue to generate strong cash flow. Cash and cash equivalents totaled $175.1 million at the end of the fourth quarter of fiscal 2008 compared to $163.9 million at the end of the third quarter and $113.6 million at May 31, 2007.

Immucor, Inc. will host a conference call July 24, 2008 at 8:30 AM (EDT) to review these results. Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer; Richard A. Flynt, Chief Financial Officer; and Edward L. Gallup, consultant. The call will focus on the results for the fourth quarter and general business trends. This earnings release will be posted on Immucor’s website, as well as any material financial information that may be discussed by Messrs. De Chirico, Flynt or Gallup during this call that is not contained in the earnings release. Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website. To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us – Press Releases.”

To participate in the telephone conference call, dial 1-888-829-8668 pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on July 24, 2008 by calling 1-866-443-1193. Beginning July 31, 2008, audio of the conference call or a transcript of the audio will be available on the “About Us – Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future. Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: lower than expected market acceptance of the Company’s new Galileo Echo instrument; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in North America; product development or regulatory obstacles; the ability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the ability of the Company’s Japanese and French subsidiaries to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown; delays in regulatory approvals required to manufacture products previously produced in Houston; the unexpected application of different accounting rules; and general economic conditions. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
NET SALES	$68,614	$61,121	$261,199	$223,678

COST OF SALES	19,221	16,098	75,710	65,923

GROSS PROFIT	49,393	45,023	185,489	157,755

OPERATING EXPENSES
Research and development	1,443	1,696	6,454	6,354
Selling and marketing	9,951	7,431	32,970	26,595
Distribution	3,183	2,574	11,394	9,635
General and administrative	6,540	5,377	25,925	22,162
Restructuring expense	—	410	646	1,051
Amortization expense and other	96	87	357	346

Total operating expenses	21,213	17,575	77,746	66,143

INCOME FROM OPERATIONS	28,180	27,448	107,743	91,612

NON-OPERATING INCOME (EXPENSE)
Interest income	759	996	4,263	2,841
Interest expense	(79)	(98)	(371)	(432)
Other, net	(39)	(96)	33	133

Total non-operating income	641	802	3,925	2,542

INCOME BEFORE INCOME TAXES	28,821	28,250	111,668	94,154
PROVISION FOR INCOME TAXES	10,547	10,037	40,214	34,086

NET INCOME	$18,274	$18,213	$71,454	$60,068

Earnings per share:
Per common share - basic	$0.26	$0.26	$1.02	$0.88

Per common share - assuming dilution	$0.26	$0.26	$1.00	$0.85

IMMUCOR, INC.

Selected Condensed Consolidated Balance Sheet Items

(Amounts in thousands)

	May 31, 2008	May 31, 2007
Cash	$175,056	$113,551
Accounts receivable - trade	52,720	47,768
Inventory	32,228	29,320
Total current assets	271,575	199,820
Property and equipment - net	36,426	30,245
Total assets	364,950	275,478

Accounts payable	7,546	8,056
Total current liabilities	41,019	36,955
Other liabilities	16,235	19,075
Shareholders’ equity	307,696	219,448